                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549

                                   SCHEDULE 13G
                                  (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3 )(1)
                                             ---

                        Investors Financial Services Corp.
-------------------------------------------------------------------------------
                                 (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                   461915100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 12/31/2000
--------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /   Rule 13d-1(b)

     /X/   Rule 13d-1(c)

     / /   Rule 13d-1(d)


-----------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 461915100                   13G                   Page 2 of 9 Pages

--------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         The TCW Group, Inc.
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
  3.  SEC USE ONLY


--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

         Nevada corporation
--------------------------------------------------------------------------------
                 5.  SOLE VOTING POWER
  NUMBER OF          -0-
   SHARES      -----------------------------------------------------------------
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY           -0-
    EACH       -----------------------------------------------------------------
 REPORTING       7.  SOLE DISPOSITIVE POWER
  PERSON             -0-
   WITH        -----------------------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER
                     -0-
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -0-
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.0%(see response to Item 4)
--------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*
      HC/CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 461915100                  13G                   Page 3 of 9 Pages

--------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Robert Day
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------
  3.  SEC USE ONLY


--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States Citizen
--------------------------------------------------------------------------------
                 5.  SOLE VOTING POWER
  NUMBER OF          414,000
   SHARES      -----------------------------------------------------------------
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY           1,511,598
    EACH       -----------------------------------------------------------------
 REPORTING       7.  SOLE DISPOSITIVE POWER
  PERSON             414,000
   WITH        -----------------------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER
                     1,511,598
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,925,598
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       6.5% (see response to Item 4)
--------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*
      HC/IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 461915100                  13G                   Page 4 of 9 Pages

--------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Oakmont Corporation
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------
  3.  SEC USE ONLY


--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

         California Corporation
--------------------------------------------------------------------------------
                 5.  SOLE VOTING POWER
  NUMBER OF          -0-
   SHARES      -----------------------------------------------------------------
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY           1,511,598
    EACH       -----------------------------------------------------------------
 REPORTING       7.  SOLE DISPOSITIVE POWER
  PERSON             -0-
   WITH        -----------------------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER
                     1,511,598
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,511,598
--------------------------------------------------------------------------------
 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.1% (see response to Item 4)
--------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*
      HC/CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 5 of 9 Pages

Item 1(a).  Name of Issuer:

            Investors Financial Services Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            200 Clarendon Street
            Boston, MA 02117

Item 2(a).  Name of Persons Filing:
Item 2(b).  Address of Principal Business Office, or if None, Residence:
Item 2(c).  Citizenship:

            The TCW Group, Inc.
            865 South Figueroa Street
            Los Angeles, CA 90017
            (Nevada Corporation)

            Robert Day
            865 South Figueroa Street
            Los Angeles, CA 90017
            (United States Citizen)

            Oakmont Corporation
            865 South Figueroa Street
            Los Angeles, CA 90017
            (California Corporation)

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            461915100

                                                               Page 6 of 9 Pages

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d--1(b), or 240.13d--2(b) or (c), Check Whether the Person Filing is a:

            (a)  / /  Broker or dealer registered under Section 15 of the
                      Exchange Act (15 U.S.C. 78o).
            (b)  / /  Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C. 78c).
            (c)  / /  Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act (15 U.S.C. 78c).
            (d)  / /  Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).
            (e)  / /  An investment adviser in accordance with
                      Section 240.13d-1(b)(1)(ii)(E).
            (f)  / /  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
            (g)  / /  A parent holding company or control person in accordance with Section 240.13d--1(b)(1)(ii)(G).
            (h)  / /  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i)  / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j)  / /  Group, in accordance with Section 240.13d--1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

                                                              Page 7 of 9 Pages

Item 4.   Ownership **

          THE TCW GROUP, INC.
          (a)  Amount beneficially owned: none.()
          (b)  Percent of class:  0.0%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote:
                     none.
               (ii)  Shared power to vote or to direct the vote:
                     none.
               (iii) Sole power to dispose or to direct the disposition of:
                     none.
               (iv)  Shared power to dispose or to direct the disposition of:
                     none.

          ROBERT DAY***
          (a)  Amount beneficially owned: 1,925,598()
          (b)  Percent of class:  6.5%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote:
                     414,000
               (ii)  Shared power to vote or to direct the vote:
                     1,511,598
               (iii) Sole power to dispose or direct the disposition of:
                     414,000
               (iv)  Shared power to dispose or to direct the disposition of:
                     1,511,598

          OAKMONT CORPORATION
          (a)  Amount beneficially owned: 1,511,598()
          (b)  Percent of class:  5.1%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote:
                     none.
               (ii)  Shared power to vote or to direct the vote:
                     1,511,598
               (iii) Sole power to dispose or direct the disposition of:
                     none.
               (iv)  Shared power to dispose or to direct the disposition of:
                     1,511,598

------------------
(**) The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
      Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(***) Shares reported for Robert Day include shares reported for The TCW Group,
      Inc. and for Oakmont Corporation.

                                                               Page 8 of 9 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Investors Financial Services Corp.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Because this statement is filed pursuant to Rule 13d--1(c), the following certification is included:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 9 of 9 Pages

                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 14th day of February, 2001.


                                        The TCW Group, Inc.

                                    By: /s/ Linda D. Barker
                                        ------------------------------
                                        Linda D. Barker
                                        Authorized Signatory


                                        Robert Day

                                    By: /s/ Linda D. Barker
                                        ------------------------------
                                        Linda D. Barker
                                        Under Power of Attorney dated
                                        November 6, 2000, on File with
                                        Schedule 13G for Retek, Inc.
                                        dated November 8, 2000.

                                        Oakmont Corporation

                                    By: /s/ Johnathan Jaffrey
                                        ------------------------------
                                        Name: Johnathan Jaffrey
                                        Title: Executive Vice President